Exhibit 99(hh)

[August 29, 1996 Wall Street Journal Advertisement]

                            An Important Message For
                          IES Industries Shareholders

                             Maximize Your Dividend

You are currently being asked to vote on a merger of IES Industries with WPL Holdings, Inc. and Interstate Power Company (the "Wisconsin deal"). If that merger is approved, you will be deprived of the opportunity to receive the higher dividend being proposed in the MidAmerican transaction.

                  Which Dividend Check Do You Want to Receive?
                              The Choice is Yours.

                          What IES Wants To Send You:

           [Graphic presentation of annual dividend check for $450.00 to holder of 200 IES shares]

                      What MidAmerican Wants To Send You:

           [Graphic presentation of annual dividend check for $564.00 to holder of 200 IES shares]+

 +Based on MidAmerican dividend of $1.20 and exchange ratio of 2.346 shares of MidAmerican common stock for each share of IES common stock.

                          ----------------------------

Time is of the essence--the IES meeting is on September 5, only days away. To support the MidAmerican proposal, check the "Against" box, then sign, date and mail your BLUE MidAmerican proxy today. We urge you NOT to return any green or white proxy sent to you by IES. If you have already returned your IES proxy, you can still change your vote. Only the latest-dated proxy will count. If your stock is held by your broker, you should call him or her to make sure your shares are voted "Against" the Wisconsin deal.

                       Don't Settle for a Lower Dividend.
                        Vote AGAINST the Wisconsin Deal.

                                   IMPORTANT

For more information about the MidAmerican Energy merger proposal, please call this toll-free number:
                         1-888-PRO-IOWA/1-888-776-4692

[MidAmerican Energy Logo]                                        August 29, 1996

MidAmerican has filed with the Securities and Exchange Commission a proxy statement and other materials relating to the solicitation of proxies against the Proposed Wisconsin Transaction and that proxy statement and the other materials are incorporated herein by reference.